Exhibit No. 99.2

For:	Encore Medical Corporation	FOR IMMEDIATE RELEASE

Contact:	Harry L. Zimmerman, Executive Vice President—General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

Media: Euro RSCG Life NRP
Brian Ritchie
(212) 845-4269
news@nrp-euro.com

ENCORE MEDICAL RECEIVES FDA APPROVAL FOR A NEW SPINAL IMPLANT OFFERING

October 6, 2003, Austin, Texas — Encore Medical Corporation (Nasdaq: ENMC) announced today that its Surgical Division received approval from the U.S. Food and Drug Administration (FDA) for its Cyclone(TM) Anterior Cervical Plate. The Cyclone addresses the growing cervical spine fusion market and represents Encore’s first spine product that it manufactures in- house and distributes worldwide.

Jack Cahill, President of Encore’s Surgical Division stated, “The availability of the Cyclone ACP marks an important step in the growth of Encore’s spine business. This product will address indications in the cervical spine. Coupled with our excellent deformity and degenerative offerings, expands our product line to cover a wide range of spine indications.”

Encore will be highlighting the release of the Cyclone at this year’s North American Spine Society Meeting in San Diego, CA, October 23-25. The benefits of the product, compared to competitive systems, can be seen in the unique, low profile, innovative locking mechanism and the one-step instrumentation for accurate screw placement.

In addition to receiving FDA approval for the Cyclone Anterior Cervical Plate, Encore is also expecting approval of its Ceramic-on-Ceramic acetabular hip implant which has been the subject of an investigational device exemption study for the past several years. While approval to market this product is anticipated to occur prior to year-end, Encore believes that it is possible that approval can come prior to that. This product, like the Cyclone, evidences Encore’s commitment to bring new and innovative products to market to meet the needs of orthopedic surgeons.

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants, a full line of orthopedic soft goods, patient safety devices, and pressure care products, and through its Chattanooga Group Division, is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. Both Encore and Chattanooga are known for producing high quality, innovative products and continuing to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to successfully complete a secondary public offering, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.